Exhibit 12




SBC COMMUNICATIONS INC.
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
Dollars in Millions


                                    NINE MONTHS ENDED
                                    SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,

                                    1995       1994      1994     1993     1992     1991       1990
Income Before Income Taxes,
  Extraordinary  Loss and Cumulative
  Effect of Changes in
 Accounting Principles*             $ 1,993.5  $1,685.7  $2,300.0  $1,882.9  $1,701.2  $1,557.0  $1,541.4
  Add:  Interest Expense                390.5     349.6     480.2     496.2     530.0     577.7     529.7
      1/3 Rental Expense                 22.6      30.4      41.8      41.0      45.1      37.5      43.4


  Adjusted Earnings                 $ 2,406.6  $2,065.7  $2,822.0  $2,420.1  $2,276.3  $2,172.2  $2,114.5


Total Interest Charges              $   390.5  $  349.6  $  480.2  $  496.2  $  530.0  $  577.7  $  529.7
1/3 Rental Expense                       22.6      30.4      41.8      41.0      45.1      37.5      43.4


  Adjusted Fixed Charges            $   413.1  $  380.0  $  522.0  $  537.2  $  575.1  $  615.2  $  573.1


Ratio of Earnings to Fixed Charges       5.83      5.44      5.41     4.51     3.96     3.53     3.69

*Undistributed earnings on investments accounted for under the equity method have been excluded.